Exhibit 10.21
ADDENDUM NO. 2
to
Manufacturing Services and Supply Agreement
           This ADDENDUM NO. 2 (this “Deposit Agreement”) is entered into as of December 7, 2009, by and between Patriot Technologies, Inc., a Delaware corporation (the “Company”) and Sourcefire, Inc., a Delaware corporation (the “Depositor”).
           WHEREAS, the Company and the Depositor entered into that certain Manufacturing Services and Supply Agreement, dated as of December 12, 2005 (as amended or supplemented from time to time, the “Manufacturing Agreement”);
           WHEREAS, pursuant to the Manufacturing Agreement, the Depositor submits Forecasts and Orders for Appliances to be satisfied by the Company which may result in the Company establishing a Deposit Inventory (defined below); and
           WHEREAS, the Company has requested that Depositor make deposits to be held and used by the Company, and the Depositor has agreed to such request, subject to the terms and conditions of this Deposit Agreement.
           NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
1.	Definitions; References. Unless otherwise specifically defined in this Deposit Agreement, each term used herein (including in the recitals hereof) that is defined in the Manufacturing Agreement, shall have the meaning assigned to such term in the Manufacturing Agreement.

2.	The Deposit.

(a) The Deposit. Subject to the terms and conditions set forth herein, the Depositor shall have the right to make a deposit (the “Deposit”) with the Company at any time until the expiration or termination of the Manufacturing Agreement (the “Expiry Date”), in an amount up to but not exceeding twenty percent (20%) (the “Deposit Percentage”) of the cost of any component parts or goods to be used by the Company to manufacture an Appliance and that are not subject to an Order for Finished Goods (the “Deposit Inventory”). The Deposit Inventory shall remain the property of the Company until such time that Depositor takes title to those Finished Goods that include the Deposit Inventory.

(b) Deposit Returns.
(i)    The Company may, upon notice to the Depositor, return all or any portion of the Deposit by providing Depositor prior written notice.
(ii)    If the value of the Deposit Inventory, as determined on a quarterly basis by Depositor, decreases such that the amount of the Deposit exceeds an amount equal to the Deposit Percentage multiplied by the actual cost of the Deposit Inventory, then the Company must return to the Depositor such excess amount to maintain the Deposit Percentage. The Company shall promptly pay such excess amount to the Depositor and the Deposit shall be reduced thereby. If the Deposit Inventory, as determined on a quarterly basis by Depositor, increases, then it shall be in the sole discretion of the Depositor whether to deposit additional amounts with the Company to maintain the Deposit Percentage.

(iii)    Upon the earlier of (a) the Expiry Date, or (b) any demand by the Depositor, the Company shall return to the Depositor the full amount of any Deposit outstanding on such date.
3.	Representations and Warranties. The Company represents and warrants that (a) it has the power and authority and the legal right to execute, deliver and perform its obligations under this Deposit Agreement; (b) no litigation or governmental proceeding is pending or, to the best knowledge of the Company, threatened by or against the Company, which could reasonably be expected to have a material adverse effect with respect to the Company; or (c) no breach of the Manufacturing Agreement by Company has occurred and is continuing.

4.	Covenants. So long as the Deposit or any other amount payable hereunder remains unreturned or unsatisfied and this Deposit Agreement has not been terminated, the Company shall deliver to the Depositor from time to time such information regarding the financial condition or business of the Company, as the Depositor may reasonably request.

5.	Right of Set Off. The Depositor may at any time and from time to time, in its sole discretion, apply the Deposit or any portion thereof, to any outstanding amounts owed by Depositor to the Company under the Manufacturing Agreement as payment in full for such outstanding amounts.

6.	Miscellaneous.

(a) All financial information required under this Deposit Agreement shall be prepared, in accordance with generally accepted accounting principles consistently applied.

(b) No amendment or waiver of any provision of this Deposit Agreement or of any other document in connection herewith and no consent by the Depositor to any departure there from by the Company shall be effective unless such amendment, waiver or consent shall be in writing and signed by a duly authorized officer of each of the parties, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Depositor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(c) Unless otherwise expressly modified or replaced by this Deposit Agreement, the parties hereby ratify and confirm the terms and conditions of the Manufacturing Agreement which agreement shall remain in full force and effect.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to enter into this Deposit Agreement as of the date set forth above.

PATRIOT TECHNOLOGIES, INC.

By: Name: Title:	/s/ Steve Keefe Steve Keefe President, Security Appliance Mfg. Div.

SOURCEFIRE, INC.

By: Name:	/s/ Todd P. Headley Todd P. Headley
Title:	Chief Financial Officer

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